UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)



                     Channell Commercial Corporation (CHNL)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    159186105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    159186105
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Bonanza Capital, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          494,100

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          494,100

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          494,100

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%

12.  TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------

CUSIP No.    159186105
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Bonanza Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          494,100

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          494,100

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          494,100

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%

12.  TYPE OF REPORTING PERSON*

          CO

--------------------------------------------------------------------------------

CUSIP No.    159186105
----------------------


Item 1(a).  Name of Issuer:

                 Channell Commercial Corporation (CHNL)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 26040 Ynez Road, Temecula, California, 92591
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

                 Bonanza Capital, Ltd.
                 Bonanza Master Fund, Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                 300 Crescent Court, Suite 250
                 Dallas, Texas 75201
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                 Bonanza Capital, Ltd. - Texas
                 Bonanza Master Fund, Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 159186105
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                 Act.

      (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]    An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 Bonanza Capital, Ltd. - 494,100
                 Bonanza Master Fund, Ltd. - 494,100
            --------------------------------------------------------------------

      (b)   Percent of class:

                 Bonanza Capital, Ltd. - 5.18%
                 Bonanza Master Fund, Ltd. - 5.18%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            Bonanza Capital, Ltd.:

         (i)     Sole power to vote or to direct the vote                   0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote           494,100
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                             0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                       494,100
                                                                ---------------.

            Bonanza Master Fund, Ltd.:

         (i)     Sole power to vote or to direct the vote                   0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote           494,100
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                             0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                       494,100
                                                                ---------------.


Item 5.     Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                 Not applicable
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 If any other  person is known to have the right to  receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                 Not applicable
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent  holding  company or Control person has filed this schedule,  pursuant to Rule  13d-1(b)(1)(ii)(G),  so indicate  under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 Not applicable
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If   a   group   has   filed   this   schedule   pursuant   to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 Not applicable
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 Notice  of  dissolution  of a  group  may be  furnished  as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 Not applicable
            --------------------------------------------------------------------


Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 14, 2008
                                          ----------------------------------
                                                (Date)


                                          Bonanza Capital, Ltd.*

                                          By:  Bonanza Fund Management, Inc.
                                               Its General Partner

                                          By:  /s/ Bernay Box
                                          ----------------------------------
                                                   Bernay Box
                                                   President


                                          Bonanza Master Fund, Ltd.*

                                          By:  Bonanza Capital, Ltd.
                                               Its Investment Manager

                                          By:  Bonanza Fund Management, Inc.
                                               Its General Partner

                                          By:  /s/ Bernay Box
                                          ----------------------------------
                                                   Bernay Box
                                                   President


* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT


The undersigned agree that this Amendment No. 2 dated February 14, 2008 to the
Schedule 13G relating to the Common Stock of Channell Commercial Corporation
(CHNL) shall be filed on behalf of the undersigned.


                                          Bonanza Capital, Ltd.

                                          By:  Bonanza Fund Management, Inc.
                                               Its General Partner

                                          By:  /s/ Bernay Box
                                          ----------------------------------
                                                   Bernay Box
                                                   President


                                          Bonanza Master Fund, Ltd.

                                          By:  Bonanza Capital, Ltd.
                                               Its Investment Manager

                                          By:  Bonanza Fund Management, Inc.
                                               Its General Partner

                                          By:  /s/ Bernay Box
                                          ----------------------------------
                                                   Bernay Box
                                                   President





SK 23214 0001 855590